EXHIBIT 99.1

                         Viisage Technology Reports 40%
                 Increase in Revenues for Third Quarter of 2003

   LITTLETON, Mass.--(BUSINESS WIRE)--Nov. 5, 2003--

         -- Net loss continues to narrow as margins improve --

   Viisage (NASDAQ: VISG), a leading provider of advanced technology solutions for identity verification, announced today that revenues for the third quarter ended September 28, 2003 increased 40% to a record $11.3 million, from $8.1 million in the comparable period last year. The net loss for the third quarter narrowed to $1.2 million, or $0.05 per basic and diluted share, compared to a net loss of $2.8 million, or $0.14 per basic and diluted share, for the third quarter of 2002.
   For the first nine months of 2003, revenues rose 28% to $30.1 million from $23.5 million for the first nine months of 2002. The net loss for the nine months ended September 28, 2003 was $4.2 million, or $0.20 per basic and diluted share, compared to a net loss of $6.5 million, or $0.32 per basic and diluted share for the comparable period in 2002.
   "Viisage continues to make meaningful progress on many fronts - generating robust top-line growth through additional business with current customers and winning new customers, building our backlog and reducing our operating loss, and therefore cash burn, while investing appropriately in our business and technology for the future," said Bernard Bailey, president and chief executive officer.
   "We are taking steps to position Viisage for the substantial federal biometric program spending expected over the next 12 to 18 months, and we continue to work diligently to close our previously-announced acquisition of ZN Vision Technologies, the European market leader in facial recognition," continued Mr. Bailey. "The Securities and Exchange Commission's review of our proxy statement has taken longer than expected, and the SEC recently informed us that it does not agree with our use of the 'percentage of completion' method for recognizing revenues on our drivers' license contracts. Viisage has consistently used this method of recognizing revenue since inception, and both we and our independent accountants, BDO Seidman, LLP, believe that it is a generally acceptable and appropriate approach. We and BDO Seidman are continuing to work with the SEC on this issue and hope to resolve any differences promptly so that we may finalize the proxy statement."
   Bill Aulet, Viisage's chief financial officer, added, "We are very pleased with our across-the-board strong performance in the third quarter -- not only year-to-year, but quarter-to-quarter as well. Based upon our results for the first nine months of this year, we remain confident that our revenue guidance for the full year of $37-$40 million is achievable."

   Financial highlights from the third quarter of 2003 included:

   --  Record revenues of $11.3 million

   --  Significant gross margin improvement to 23.1%

   --  Decrease in operating losses to $897,000

   --  Increase in backlog from $81 million to $87 million

   -- Dramatic improvement in cash position to $16.5 million at September 28

   Company highlights from the third quarter of 2003 included:

   --  Raising $13.3 million in a private placement - strengthening
        Viisage's balance sheet and expanding the institutional presence in the Company's investor base

   -- Receiving drivers' license contract extensions from two states worth $16.6 million

   -- Winning the contract to provide facial recognition solutions to the new Borgata Hotel Casino & Spa to enhance gaming security

   --  Strengthening the Executive Team with the addition of John
        Dorr as Vice President of Marketing and Elliot Mark as General Counsel and Vice President

   Total operating expenses for the third quarter of 2003 declined
17% from the third quarter of 2002, reflecting the impact of cost cutting measures implemented late in 2002. Operating expenses for the third quarter this year were $3.5 million, including $1.2 million in sales and marketing costs, $946,000 in research and development, and $1.3 million in general and administrative expenses. Total operating expenses in the same quarter last year were $4.2 million, including $1.5 million in sales and marketing costs, $1.4 million in research and development and $1.2 million in general and administrative costs. The increase in general and administrative expenses in the third quarter of 2003 reflects higher administrative costs associated with debt financings.
   Total operating expenses for the first nine months of 2003 were $10.1 million, compared to $10.3 million in the same period last year. For the first three quarters of 2003, sales and marketing expenses were $3.8 million, research and development costs were $2.8 million, and general and administrative costs were $3.5 million. In the same period last year, sales and marketing expenses were $4.1 million, research and development expenses were $3.3 million and general and administrative expenses were $3.0 million.
   Viisage will hold a conference call with the investment community to discuss these results later this afternoon, November 5, 2003, at 5:00 p.m. EST. The call may be accessed via webcast at the company's website (www.viisage.com), ten minutes prior to the start, or by calling 1-800-901-5241, confirmation code 64654090. Following the completion of the call, the replay will be available as a webcast accessible on the company's website.

   About Viisage

   Viisage (NASDAQ: VISG) delivers advanced technology identity verification solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, providing access control, and protecting personal privacy. Viisage creates secure document and face recognition solutions that intelligently, reliably, and securely identify individuals. With over 2,000 installations worldwide, Viisage's identity verification solutions stand out as a result of the Company's industry-leading technology and unique understanding of customer needs.

   This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by the Company through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, changing interpretations of generally accepted accounting principles, outcomes of government reviews, potential fluctuations in quarterly results, the size and timing of award and performance on contracts, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, changes in management estimates incident to accounting for contracts, availability and cost of key components, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to complete proposed transactions, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers, the unpredictable nature of working with government agencies and other risks, uncertainties and factors including those described from time to time in the company's filings with the Securities and Exchange Commission, including without limitation, the company's Form 10K for the year ending December 31, 2002 and its quarterly reports on Form 10Q. The Company undertakes no obligation to update any forward-looking statements.

                       VIISAGE TECHNOLOGY, INC.
                      Consolidated Balance Sheets
                            (in thousands)
                              (Unaudited)

                                       September 28,  September 29,
                                            2003          2002
Assets
Current assets:
Cash & cash equivalents                $   11,423    $    6,716
Accounts receivable                         8,026         6,770
Costs & estimated earnings in
 excess of billings                        24,627        25,879
Other current assets                        1,136         1,010
   Total current assets                    45,212        40,375
Property and equipment, net                15,036        14,723
Intangible Assets, Net                      2,892         3,780
Restricted Cash                             5,120             -
Other assets                                2,082           302

                                       $   70,342    $   59,180


Liabilities & Shareholders Equity
Current liabilities:
Accounts payable & accrued expenses    $    7,777    $    5,029
Current portion of project financing        6,088         4,424
   Total current liabilities               13,865         9,453
Project financing                           8,936         7,020

Total Liabilities                          22,801        16,473
Shareholders' equity                       47,541        42,707

                                       $   70,342    $   59,180




                       VIISAGE TECHNOLOGY, INC.
                 Consolidated Statements of Operations
               (in thousands, except per share amounts)
                              (Unaudited)

                            Three Months Ended     Nine Months Ended
                           September September   September   September
                              28,       29,         28,         29,
                             2003      2002        2003        2002

Revenues                   $11,332   $ 8,109     $30,107     $23,546
Cost of Revenues             8,718     6,498      23,505      19,052
Gross Margin                 2,614     1,611       6,602       4,494

Operating Expenses:
Sales & marketing            1,237     1,544       3,786       4,106
Research & development         946     1,440       2,828       3,261
General & administrative     1,328     1,230       3,454       2,964
   Total operating expenses  3,511     4,214      10,068      10,331
   Operating loss             (897)   (2,603)     (3,466)     (5,837)

Interest expense               276       215         726         644
Other Income                   (18)                  (18)

Loss before income taxes    (1,155)   (2,818)     (4,174)     (6,481)

Provision for income taxes       -         -          63           -

Net loss                   $(1,155)  $(2,818)    $(4,237)    $(6,481)


Basic and diluted net loss
 per share                 $ (0.05)  $ (0.14)    $ (0.20)    $ (0.32)
Basic and diluted weighted
 average common shares      21,512    20,156      20,711      19,981

    CONTACT: Viisage Technology
             Bill Aulet, 978-952-2200